Exhibit (a) (1) (G)
You made the following election on [Date of previous election]. To change your election, change your selection for each option grant in the table below review the Terms and Conditions of Election and click on the "Re-submit" button. If you would like to keep your elections below without any change click on the "Logout" button. Welcome back, [Jane]. Screen 7 Name and Address: [Full Name] [Address] [E-mail] SUMMARY OF ELECTION You may log back into this web site at any time until the expiration of the offer to exchange at 11:59 PM EDT on Monday, June 18, 2007. Re-submit Log Out ** I have read and agree with the terms and conditions described in this Offer to Exchange. Click here to view the Exchange Ratio Table. Boston Scientific Stock Option Exchange Program expires at 11:59 PM EDT on June 18, 2007 If you have questions, contact the Mellon call center, Monday through Friday between the hours of 8:00 AM to 7:00 PM EDT at: 800-718-2943 (From within the U.S.) 201-680-6670 (From outside the U.S.) Exchanged Options New DSUs 0 - ^33% vested 25% per year/4 year >33 - ^66% vested 33% per year/3 year >66 - <100% vested 50% per year/2 year 100% vested 100% after 1 year To review the vested status of each of your eligible options please visit www.melloninvestor.com